UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2008

TYCO INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836
(Commission File Number)

Second Floor, 90 Pitts Bay Road
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices, including Zip Code)

441-292-8674
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On March 3, 2008, the United States District Court for the Southern District of New York denied a motion for summary judgment made by the Bank of New York, as indenture trustee (the “Indenture Trustee”) under indentures dated as of June 9, 1998 and November 12, 2003 (the “Indentures”), in connection with litigation commenced by the Indenture Trustee against Tyco International Ltd. and certain of its affiliates.  The Indenture Trustee litigation arises from the separation of Tyco International Ltd. (“Tyco”) into three separate publicly traded companies in June 2007.  Plaintiff had moved for summary judgment based on its claims that the Indentures were breached as a result of (i) Tyco International Group SA’s, (“TIGSA”), the original obligor under the Indentures, failure to comply with the successor obligor clauses in the Indentures when TIGSA assigned the indebtedness under the Indentures to Tyco and (ii) TIGSA’s failure to obtain the Indenture Trustee’s signature in connection with such assignment, which the Plaintiff had claimed was required regardless of whether the successor obligor clauses were violated.  In denying the motion for summary judgment, the Court held that neither of these events constituted a breach.

In its opinion, the Court also stated that, based on the record to date, it was unable to determine whether the spin-offs of Tyco Electronics and Covidien to Tyco’s shareholders (part of the Tyco separation transactions) was in fact a transfer of substantially all of Tyco’s assets, which would have required the approval of bondholders under the Indentures.  As a result, the Court denied Tyco’s motion for summary judgment related to this issue without prejudice.

Tyco and its affiliates intend to continue their vigorous defense of the claims made against them by the Indenture Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ John S. Jenkins
John S. Jenkins
Vice President and Corporate Secretary

Date: March 5, 2008